AGREEMENT OF MERGER
                   AND PLAN OF REORGANIZATION

                           by and among

                          IMAGEWARE CORP.,

             STRUCTURAL DYNAMICS RESEARCH CORPORATION,

                               and

                   SDRC ACQUISITION CORPORATION



                     __________________, 1998

                         TABLE OF CONTENTS


ARTICLE I  DEFINITIONS
ARTICLE II   THE MERGER
    Section 2.1   Transfer of Property and Liabilities
    Section 2.2   Surviving Corporation
    Section 2.3   Principal Office
    Section 2.4   State Law
ARTICLE III  CONVERSION OF SHARES
    Section 3.1   Merger Consideration; Exercise
                  Price of Stock Options
    Section 3.2   Payment; Surrender of Certificates and
                  Acknowledgments
    Section 3.3   Dissenting Shares
    Section 3.4   Stock Options
    Section 3.5   Conversion of Subsidiary Shares
    Section 3.6   Escrow Funds

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF IMAGEWARE
    Section 4.1   Organization and Good Standing;
                  Qualification
    Section 4.2   Capitalization
    Section 4.3   Transactions in Capital Stock
    Section 4.4   Continuity of Business Enterprise
    Section 4.5   Corporate Records
    Section 4.6   Authorization and Validity
    Section 4.7   No Violation
    Section 4.8   Consents
    Section 4.9   Financial Statements
    Section 4.10  Liabilities and Obligations
    Section 4.11  Employee Matters
    Section 4.12  Employee Benefit Plans
    Section 4.13  Absence of Certain Changes
    Section 4.14  Title; Leased Assets
    Section 4.15  Commitments
    Section 4.16  Insurance
    Section 4.17  Intellectual Property
    Section 4.18  Taxes
    Section 4.19  Compliance with Laws
    Section 4.20  Finder's Fee
    Section 4.21  Litigation
    Section 4.22  Condition of Fixed Assets
    Section 4.23  Banking Relations
    Section 4.24  Ownership Interests of Interested
                  Persons; Affiliations
    Section 4.25     Investments in Competitors
    Section 4.26     Environmental Matters
    Section 4.27     Certain Payments
    Section 4.28     International Business Matters
    Section 4.29     Maintenance and Enhancement Agreements
    Section 4.30     Full Disclosure
    Section 4.31     Year 2000
ARTICLE V  [RESERVED]
ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF SDRC
    Section 6.1     Organization and Good Standing
    Section 6.2     Authorization and Validity
    Section 6.3     No Violation
    Section 6.4     Consents
    Section 6.5     Disclosure
    Section 6.6     Funds
    Section 6.7     Litigation
ARTICLE VII  COVENANTS OF IMAGEWARE
    Section 7.1     Consummation of Agreement
    Section 7.2     Business Operations
    Section 7.3     Access
    Section 7.4     Notification of Certain Matters
    Section 7.5     Approvals of Third Parties
    Section 7.6     Employee Matters
    Section 7.7     Contracts
    Section 7.8     Capital Assets; Payments of Liabilities
    Section 7.9     Mortgages, Liens and Guaranties
    Section 7.10    Acquisition Proposals
    Section 7.11    Distributions and Repurchases
    Section 7.12    Shareholder Approval
    Section 7.13    Tax Files
    Section 7.14    Amendment of Schedules
    Section 7.15    Termination of Dassault Systems Contract
    Section 7.16    Termination of 401k Plans
    Section 7.17    Termination of Employees
ARTICLE VIII  COVENANTS OF SDRC
    Section 8.1     Consummation of Agreement
    Section 8.2     Approvals of Third Parties
    Section 8.3     Identification of Terminated Employees
ARTICLE IX  COVENANTS OF ALL PARTIES
    Section 9.1     Hart Scott Rodino Notification
    Section 9.2     Key Employee Employment Agreements
ARTICLE X  CONDITIONS PRECEDENT OF SDRC
    Section 10.1     Representations and Warranties
    Section 10.2     Covenants
    Section 10.3     Proceedings
    Section 10.4     No Material Adverse Change
    Section 10.5     Dissenter's Rights
    Section 10.6     Government Approvals and Required Consents
    Section 10.7     Closing Deliveries
    Section 10.8     Resolution of Ford Patent Dispute
    Section 10.9     Finalized Financial Statements
ARTICLE XI  CONDITIONS PRECEDENT OF IMAGEWARE
    Section 11.1     Representations and Warranties
    Section 11.2     Covenants
    Section 11.3     Proceedings
    Section 11.4     Government Approvals and Required Consents
    Section 11.5     Closing Deliveries
    Section 11.6     Shareholder Approval
ARTICLE XII  CLOSING DELIVERIES
    Section 12.1     Time of the Closing
    Section 12.2     Deliveries of Imageware
    Section 12.3     Deliveries of SDRC
ARTICLE XIII   EFFECTIVENESS OF CERTAIN PROVISIONS
               OF IMAGEWARE'S ARTICLES
ARTICLE XIV  EFFECTIVE DATE OF MERGER
ARTICLE XV  INDEMNIFICATION
    Section 15.1     Indemnification Obligation of Imageware
    Section 15.2     Procedure for Indemnification
    Section 15.3     Use of Escrow Funds
    Section 15.4     Limitations on Indemnification
    Section 15.5     Tax Benefits; Insurance Proceeds
ARTICLE XVI  PUBLICITY
ARTICLE XVII  TERMINATION
    Section 17.1     Termination
    Section 17.2     Effect of Termination
ARTICLE XVIII NONDISCLOSURE OF CONFIDENTIAL INFORMATION
    Section 18.1     Nondisclosure
    Section 18.2     Damages
ARTICLE XIX  MISCELLANEOUS
    Section 19.1     Entire Agreement, Modification and Waiver
    Section 19.2     Consents
    Section 19.3     Assignment
    Section 19.4     Parties In Interest; No Third Party
                     Beneficiaries
    Section 19.5     Severability
    Section 19.6     Survival of Representations, Warranties
                     and Covenants
    Section 19.7     Governing Law
    Section 19.8     Captions
    Section 19.9     Gender and Number
    Section 19.10    Notice
    Section 19.11    Choice of Forum
    Section 19.12    No Waiver; Remedies
    Section 19.13    Counterparts
    Section 19.14    Costs, Expenses and Legal Fees

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

This Agreement of Merger and Plan of Reorganization (hereinafter referred to as the "Agreement") is made this ______ day of ______________, 1998 by and among Imageware Corp., a Michigan corporation with principal offices located at 121 West Washington, Suite 400, Ann Arbor, Michigan 48104 (hereinafter referred to as "Imageware"); Structural Dynamics Research Corporation, an Ohio corporation with principal offices at 2000 Eastman Drive, Milford, Ohio 45150 (hereinafter referred to as "SDRC"); and SDRC Acquisition Corporation, a Michigan corporation wholly-owned by SDRC (hereinafter referred to as "Subsidiary").

                           WITNESSETH:

WHEREAS, the parties wish to effect a transaction under the authority and provisions of the corporation law of Michigan pursuant to which at the effective date, as defined herein, Subsidiary will be merged with and into Imageware (such merger is referred to herein as the "Merger");

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

                           ARTICLE I
                          DEFINITIONS

Certain General Definitions. In addition to all other terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

(a) "actual knowledge", "have no actual knowledge of, "do not actually know of" and similar phrases shall mean (i) in the case of a natural person, the actual conscious awareness, or not, as the context requires, of the particular fact by such person, and
(ii) in the case of an entity, the actual conscious awareness, or not, as the context requires, of the particular fact by any director or executive officer of such entity.

(b) "Affiliate" with respect to any person shall mean a person that directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such person.

(c) "best knowledge", "have no knowledge of", "do not know of" or "to the knowledge of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any director or executive officer of such entity after reasonable investigation and inquiry.

(d) "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

(e) "director" shall mean, in the case of an entity, a member of the Board of Directors of such entity.

(f) "Environmental Laws" shall mean any laws or regulations pertaining to health or the environment, as in effect on the date hereof and the Effective Date, including without limitation (i) the Comprehensive Environmental Response, Compensation and
Liability Act of 1980 (42 U.S.C. sections 9601 et seq.), as amended (including without limitation as amended pursuant to the Superfund Amendments and Reauthorization Act of 1986), and regulations promulgated thereunder, (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. sections 6901 et seq., as amended), and regulations promulgated thereunder, (iii) statutes, rules or regulations, whether federal, state or local, applicable to Imageware's assets or operations that relate to asbestos or polychlorinated biphenyls, and (iv) the provisions contained in any similar state statutes or regulations relating to environmental matters applicable to Imageware's assets or operations.

(g) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

(h) "executive officer" shall mean, in the case of an entity, any officer elected or appointed by the Board of Directors of such entity.

(i) "Imageware Capital Stock" shall mean the shares of capital stock of Imageware, including all series of common and preferred stock, which are authorized, issued and outstanding as of the Effective Date.

(j) "Imageware Disclosure Schedules" shall mean the schedules of exceptions and other disclosures attached hereto as of the date hereof or otherwise delivered by Imageware to SDRC, as such may be amended or supplemented from time to time pursuant to the provisions hereof. The information contained in the Imageware Disclosure Schedules is labeled to correspond with the Section numbers of this Agreement; provided, however, that the disclosure of any matter in the Imageware Disclosure Schedules, as may be amended or supplemented, shall be deemed to be a disclosure for all purposes of this Agreement.

(k) "Indemnifiable Claims" shall have the meaning given such term in Section 15.1 of this Agreement.

(l)     "Internal Revenue Code" shall mean the Internal Revenue
Code of 1986, as amended.

(m) "IRS" shall mean the Internal Revenue Service of the United States Department of the Treasury.

(n) "Material Adverse Effect" shall mean a material adverse effect on the applicable party's business, operations, condition (financial or otherwise) or results of operations, taken as a whole, in consideration of all relevant facts and circumstances.

(o) "ordinary course of business" shall mean the usual and customary way in which the applicable party has conducted its business in the past.

(p) "person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

(q)     "Schedules" shall mean the Imageware Disclosure Schedules.

(r) "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).


                            ARTICLE II
                            THE MERGER

Transfer of Property and Liabilities. Upon the Effective Date (as defined below) of the Merger, the separate existence of Subsidiary shall cease; all of the outstanding shares of Imageware Capital Stock shall be exchanged for and converted into the right to receive a portion of the Merger Consideration as determined in accordance with the Articles of Incorporation of Imageware in effect immediately prior to the Effective Date, as further provided in Section 3.1; and upon the filing of the appropriate Certificate of Merger with the Secretary of State of Michigan, title to all real estate and other property and rights owned by each of Imageware and Subsidiary shall be vested in the Surviving Corporation (as defined below) without reversion or impairment and the Surviving Corporation shall have all liabilities of each of Imageware and Subsidiary, all in accordance with Section 450.1724 the Michigan Business Corporation Act. As used in this Agreement, the term "Surviving Corporation" shall mean Imageware, as the surviving corporation in the Merger.

Surviving Corporation. Following the Merger, the existence of the Surviving Corporation shall continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers, subject to all of the duties and liabilities of a corporation organized under the laws of the State of Michigan.
The officers and directors of Subsidiary immediately prior to the Effective Date shall be the officers and directors of the Surviving Corporation. The Articles of Incorporation of Subsidiary, attached hereto as Exhibit 2.2(i), and Bylaws of Subsidiary, attached hereto as Exhibit 2.2(ii), as of the Effective Date, shall be the amended and restated Articles of Incorporation and Bylaws of the Surviving Corporation from and after the Effective Date, and shall not be changed in any manner by the Merger.

Principal Office. Following the Effective Date, the principal office of the Surviving Corporation shall be located in Milford, Clermont County, Ohio.

State Law. The Surviving Corporation shall be a Michigan corporation, governed in all respects by the corporate laws of the State of Michigan.


                          ARTICLE III
                     CONVERSION OF SHARES

Merger Consideration; Exercise Price of Stock Options.

     Merger Consideration. On the Effective Date, all of the shares of Imageware Capital Stock and all outstanding Stock Options (as defined below) shall, in the aggregate, without any action on the part of the Surviving Corporation or any holder of such shares, be converted by the Merger into the right to receive a total of $31,000,000 in cash (the "Merger Consideration"), less all amounts (including all legal fees, costs and expenses) paid by SDRC at the Closing on behalf of Imageware to Ford Global Technologies in connection with the agreement described in Section
10.8 and all amounts paid by Imageware prior to the Closing in connection with any Indemnifiable Claims, subject to the provisions of Section 3.6 and any other adjustment described in this Article III. Each individual share of Imageware Capital Stock, including those issued prior to the Effective Date under Stock Options as described in Section 3.4., shall be converted into the right to receive cash in such amount as determined in accordance with the Articles of Incorporation of Imageware in effect immediately prior to the Effective Date. Each Stock Option outstanding on the Effective Date shall be converted into the right to receive cash in an amount equal to the product of (a) the portion of the Merger Consideration payable for one share of Imageware Capital Stock in accordance with the preceding sentence, less the reductions for the exercise price applicable income, Social Security and other payroll tax or Section 1441 withholding requirements as described in Section 3.4, and (b) the number of shares of Imageware Capital Stock purchasable under such Stock Option.

     Exercise Price. The aggregate exercise price either paid by holders of Stock Options electing to exercising such Stock Options or withheld from holders of Stock Options pursuant to clause (a) of Section 3.1.1 shall be referred to as the "Exercise Price." In addition to the right to receive a portion of the Merger Consideration as described in Section 3.1.1, each individual share of Imageware Capital Stock and each individual share of Imageware Capital Stock purchasable under each Stock Option shall be converted into the right to receive cash equal to the Exercise Price divided by the total number of shares of Imageware Capital Stock, including those issued prior to the Effective Date under Stock Options as described in Section 3.4, plus the total number of shares of Imageware Capital Stock purchasable under all outstanding Stock Options, subject in all respects to the Articles of Incorporation of Imageware in effect immediately prior to the Effective Date.

     Payment of Merger Consideration and Exercise Price. The Merger Consideration and Exercise Price shall be delivered by SDRC to Fifth Third Bank, Cincinnati, Ohio, on or prior to the Closing Date and delivered to holders of Imageware Capital Stock and holders of Stock Options in accordance with Section 3.2 of this Agreement.

     Payment; Surrender of Certificates and Acknowledgments. At the Closing, each holder of a certificate or certificates for shares of Imageware Capital Stock and each holder of a Stock Option executing an Acknowledgment (defined below), shall surrender the same duly transmitted to Fifth Third Bank, Cincinnati, Ohio (the "Disbursing Agent") (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by the Disbursing Agent), whereupon such holder shall receive in exchange therefor cash as described in Section 3.1. Until so surrendered, each outstanding certificate that prior to the time the Merger becomes effective represented shares of Imageware Capital Stock (other than certificates formerly representing Dissenting Shares) and each Acknowledgment shall be deemed for all corporate purposes to evidence the right to receive cash as described in Section 3.1, or in the case of Dissenting Shares, the fair value of such Dissenting Shares; provided, however, that cash otherwise payable with respect to shares of Imageware Capital Stock or Stock Options shall be paid with respect to such shares only when the certificate or certificates formerly evidencing any such shares of Imageware Capital Stock or such Acknowledgment, as applicable, shall have been so surrendered (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by the Disbursing Agent), and, thereupon, any such cash shall be paid, without interest, to the holder entitled thereto. Unless otherwise required by operation of any applicable escheat or similar law related to unclaimed funds, any portion of the Merger Consideration which remains undistributed two (2) years after the Effective Date shall be delivered to SDRC by the Disbursing Agent and any holders of shares of Imageware Capital Stock or outstanding Stock Options who have not theretofore complied with the provisions of this Article III shall thereafter look only to SDRC for the payment of any Merger Consideration to which they are entitled pursuant to this Article III.

     Dissenting Shares.

          (a) Notwithstanding anything in this Agreement to the contrary, if Sections 450.1762 through 450.1774, inclusive, of the Michigan Business Corporation Act shall be applicable to the Merger, shares of Imageware Capital Stock which are held by holders who have not voted such shares in favor of the Merger and who have delivered notice of their intent to demand payment for their shares if the Merger is effectuated in accordance with the requirements of Section 450.1765 of the Michigan Business Corporation Act ("Dissenting Shares") shall not be converted into or represent a right to receive a portion of the Merger Consideration pursuant to Section 3.1 hereof, but the holders thereof shall be entitled only to such rights as are granted by Sections 450.1762 through 450.1774, inclusive, of the Michigan Business Corporation Act. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Sections
450.1762 through 450.1774, inclusive, of the Michigan Business Corporation Act shall receive payment therefor from the Surviving Corporation in accordance with the Michigan Business Corporation Act.

          (b) Imageware shall give SDRC (i) prompt notice of any written demand for payment and any other instrument served pursuant Section 450.1767 of the Michigan Business Corporation Act received by Imageware, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment under such negotiations and proceedings with respect to demands for payment under such Sections 450.1762 through 450.1774, inclusive, of the Michigan Business Corporation Act. Imageware shall not, except with the prior written consent of SDRC, which shall not be unreasonably withheld, voluntarily make any payment with respect to any demand for payment by a holder of Dissenting Shares or offer to settle or settle any such demand.

     Stock Options. Each stock option (a "Stock Option") or portion thereof granted prior to the Effective Date under the 1994 Imageware Corp. Nonstatutory Stock Option Plan, the Imageware Corporation 1996 Stock Option Plan or any other stock option agreement set forth in the Imageware Disclosure Schedules (collectively, the "Option Plans") which is outstanding and unexercised on the day prior to the Effective Date, whether or not fully vested, shall be made fully vested and exercisable as of the day prior to the Effective Date so that the holder thereof shall be entitled to exercise such Stock Option to purchase the number of shares of Imageware Capital Stock subject to such Stock Option. The shares of Imageware Capital Stock issued pursuant to any such Stock Option shall entitle the holder thereof to receive cash payment for such shares of Imageware Capital Stock as provided in
Section 3.1 hereof. In the alternative, the holder of an exercisable Stock Option may tender such Stock Option for cash payment pursuant to Section 3.1 hereof, except that the amount payable to such holder shall be reduced by the exercise price of such Stock Option and applicable income, social security and any other payroll tax or Section 1441 withholding requirements. Imageware shall obtain from each holder of a Stock Option an acknowledgment and agreement (an "Acknowledgment") to the terms of this Section 3.4 and that such holder has no further claims pursuant to the Option Plans or any Stock Option granted thereunder. As of the Effective Date, the Option Plans shall be terminated and each Stock Option granted pursuant thereto, whether or not exercised or tendered, shall be cancelled.

     Conversion of Subsidiary Shares. On the Effective Date, each issued and outstanding share of common stock of Subsidiary, without par value, shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and become one (1) fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

     Escrow Funds. At the Closing, SDRC shall deposit $1,000,000 of the Merger Consideration, less all amounts (including all legal fees, costs and expenses) paid by SDRC at the Closing on behalf of Imageware to Ford Global Technologies in connection with the agreement described in Section 10.8 (the "Escrow Amount"), into an interest-bearing account maintained at Fifth Third Bank, Cincinnati, Ohio, with all interest earned thereon to accrue to the holders of Imageware Capital Stock and holders of Stock Options pursuant to an escrow agreement to be executed at the Closing, substantially in the form attached hereto as Exhibit 3.6 (the "Escrow Agreement"). The Escrow Amount shall provide the sole and exclusive source of funds out of which claims by SDRC for indemnification under this Agreement may be satisfied and claims by SDRC for continuing amounts owed to Ford Global Technologies in connection with the agreement described in Section 10.8. The Escrow Amount shall be held until the date that is six months after the Closing Date (the "Escrow Period"), whereupon the Escrow Amount, less any amount for which SDRC has provided notice pursuant to Article XV of its claim for indemnification or other payments, shall be released from escrow and paid to the holders of Imageware Capital Stock and holders of Stock Options in the same manner as provided in this Article III with respect to the portion of the Merger Consideration disbursed on the Closing Date.


                         ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF IMAGEWARE

     Imageware represents and warrants to SDRC that, except as may be set forth in the Imageware Disclosure Schedules, the following are true and correct as of the date hereof:

     Organization and Good Standing; Qualification. Imageware is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and, subject to approval by the holders of Imageware Capital Stock, to consummate the transactions contemplated hereby. Imageware is duly qualified and licensed to do business in only those jurisdictions listed in the Imageware Disclosure Schedules. Imageware has assets, employees or offices in only those states listed in the Imageware Disclosure Schedules.

     Capitalization. A full and complete description of the Imageware Capital Stock as of the date hereof, and a true and accurate copy of Imageware's stock ledger as of the date hereof, are set forth in the Imageware Disclosure Schedules. The stock ledger set forth in the Imageware Disclosure Schedules lists all record owners of Imageware Capital Stock and all holders of Stock Options. Each outstanding share of Imageware Capital Stock has been, or will be on the Effective Date, legally and validly issued and is, or will be on the Effective Date, fully paid and nonassessable. No shares of Imageware Capital Stock are owned by Imageware in treasury. No shares of Imageware Capital Stock have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of Imageware's stockholders. Imageware has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with holders of shares of Imageware Capital Stock on any matter.

     Transactions in Capital Stock. Imageware has not acquired any Imageware Capital Stock since January 1, 1994. Except for Stock Options existing under the Option Plans and except Series A and Series B Preferred shares of Imageware Capital Stock, there exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of Imageware, and no option, warrant, call, conversion right or commitment of any kind exists which obligates Imageware to issue any of its authorized but unissued capital stock. Imageware has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or, except in connection with Stock Options existing under the Option Plans, Series A and Series B Preferred Shares of Imageware Capital Stock, and Class B Common Shares of Imageware Capital Stock, to pay any dividend or make any distribution in respect thereof.

     Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of Imageware or any of its Affiliates other than in the ordinary course of business within the two years preceding the date of this Agreement.

     Corporate Records. The copies of the Articles of Incorporation and Bylaws, and all amendments thereto, of Imageware that have been delivered or made available to SDRC are true, correct and complete copies thereof, as in effect on the date hereof. To the best knowledge of Imageware, the minute books of Imageware, copies of which have been delivered or made available to SDRC, contain accurate minutes of all material meetings of, and accurate consents to all material actions taken without meetings by, the Board of Directors (and any committees thereof) and the stockholders of Imageware since its formation.

     Authorization and Validity. The execution, delivery and performance by Imageware of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Imageware's Board of Directors. This Agreement has been duly executed and delivered by Imageware and constitutes the legal, valid and binding obligation of Imageware enforceable against Imageware in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. Except for approval by the holders of Imageware Capital Stock in accordance with applicable law and its Articles of Incorporation and Bylaws, no other corporate approval on the part of Imageware is necessary to the consummation of the transactions contemplated hereby.

     No Violation. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (a) subject to approval by the holders of Imageware Capital Stock, conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Imageware, (b) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, any material agreement, indenture or other instrument under which Imageware is bound or to which any of the assets of Imageware are subject, or result in the creation or imposition of any material security interest, lien, charge or encumbrance upon any of the assets of Imageware or (c) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body.

     Consents.   Except for the applicable requirements of the
Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and except for the filing of the Certificate of Merger with the Secretary of State of Michigan, Imageware is not required to obtain any material consent, authorization, approval, permit or license of, or submit any filing with, any governmental body or authority, any lender or lessor or any other person or entity in connection with, the execution, delivery and performance of this Agreement or the other agreements contemplated under this Agreement.

     Financial Statements. Imageware has furnished to SDRC its draft audited consolidated balance sheet and related audited statements of operations, shareholders' equity and cash flow for its prior full fiscal year ended December 31, 1997 and its unaudited consolidated balance sheet dated as of June 30, 1998 (the "Imageware Balance Sheet" and the date thereof shall be referred to as the "Imageware Balance Sheet Date") (collectively, with the related notes thereto, the "Financial Statements"), copies of which are included in the Imageware Disclosure Schedules. The Financial Statements fairly present in all material respects the financial condition and results of operations of Imageware as of the dates and for the periods indicated and have been prepared in conformity with U.S. generally accepted accounting principles (subject to normal year-end adjustments and the absence of notes for any unaudited interim financial statement for any interim periods presented) applied on a consistent basis with prior periods, except as otherwise indicated in the Financial Statements or the notes thereto.

     Liabilities and Obligations. To the best knowledge of Imageware, the Financial Statements reflect all liabilities of Imageware, accrued, contingent or otherwise that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities and obligations incurred in the ordinary course of business since the Imageware Balance Sheet Date. To the best knowledge of Imageware, except as set forth in the Financial Statements, Imageware is not obligated in any way to provide funds in connection with any guarantee of, or to assume, any debt, obligation or dividend of any other person, corporation, association, partnership, limited liability company, joint venture, trust or other entity. Imageware does not know of any valid basis for the assertion of any other material claims against it or any other material liabilities of any nature.

     Employee Matters.

     Cash Compensation. The Imageware Disclosure Schedules contain a complete and accurate list of the names, titles and annual cash compensation as of September 30, 1998, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of all employees of Imageware. In addition, except as contemplated in
Section 7.11 of this Agreement, the Imageware Disclosure Schedules contain, or Imageware has previously provided to SDRC, a complete and accurate description of (i) all increases in Cash Compensation of employees of Imageware during the current fiscal year and (ii) any promised increases in Cash Compensation of employees of Imageware that have not yet been effected.

     Compensation Plans. The Imageware Disclosure Schedules contain a complete and accurate list of all compensation plans, arrangements or practices (the "Compensation Plans") sponsored by Imageware or to which Imageware contributes on behalf of its employees. The Compensation Plans include, without limitation, all plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options. Imageware has provided or made available to SDRC a copy of each written Compensation Plan and a written description of each unwritten Compensation Plan. Each of the unwritten Compensation Plans, if any, can be terminated or amended at will by Imageware.

     Employment Agreements. As of the date hereof, except for Imageware's standard employment agreement, a copy of which previously has been delivered to SDRC, Imageware is a party to only those employment agreements, including without limitation employee leasing agreements, employee services agreements and consulting agreements ("Employment Agreements"), listed in the Imageware Disclosure Schedules.

     Employee Policies and Procedures. The Imageware Disclosure Schedules contain a complete and accurate list of all employee manuals and all material policies, procedures and work-related rules (the "Employee Policies and Procedures") that apply to employees of Imageware. Imageware has provided or made available to SDRC a copy of all written Employee Policies and Procedures and a written description of all material unwritten Employee Policies and Procedures.

     Unwritten Amendments. No material unwritten amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any Compensation Plans or Employee
Policies and Procedures.

     Labor Compliance. Imageware has been and is in compliance in all material respects with all applicable laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours. As of the date hereof, Imageware is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. To the best knowledge of Imageware, Imageware has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age, disability or handicap in its employment conditions or practices. There are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age, disability or handicap discrimination charges or complaints pending or, to the actual knowledge of Imageware, threatened against Imageware before any federal, state or local court, board, department, commission or agency or (ii) existing or, to the actual knowledge of Imageware, threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting Imageware.

     Unions. As of the date hereof, Imageware is not a party to any agreement with any union, labor organization or collective bargaining unit. Only those employees of Imageware listed in the Imageware Disclosure Schedules are represented by a union, labor organization or collective bargaining unit. To the actual knowledge of Imageware, no other employees of Imageware have threatened to organize or join a union, labor organization or collective bargaining unit.

     Aliens. To the best knowledge of Imageware, all employees of Imageware residing in the United States are citizens of, or are authorized in accordance with federal immigration laws to be employed in, the United States.

     Employee Benefit Plans.

     Identification. To the best knowledge of Imageware, the Imageware Disclosure Schedules contain a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by Imageware or to which Imageware contributes on behalf of its employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees (the "Benefit Plans"). With respect to each Benefit Plan and to the extent applicable, Imageware has provided or made available to SDRC copies of all plan documents, IRS opinion letters, determination letters, pending determination letter applications, trust instruments, insurance contracts, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Benefit Plans. In addition, Imageware has provided or made available to SDRC a written description of all existing practices engaged in by Imageware that constitute Benefit Plans. Subject to the requirements of the Internal Revenue Code and ERISA, each of the Benefit Plans can be terminated or amended at will by Imageware. No unwritten amendment exists with respect to any Benefit Plan.

     Administration. Each Benefit Plan has been administered and maintained in compliance in all material respects with all applicable laws, rules and regulations.

     Examinations. Imageware has not received any notice that any Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency.

     Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Internal Revenue Code or Sections 406 and 407 of ERISA) have occurred with respect to any Benefit Plan.

     Claims and Litigation. No pending or, to the actual knowledge of Imageware, threatened, claims, suits or other proceedings exist with respect to any Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

     Qualification. Imageware has received a favorable determination letter or ruling from the IRS for each of the Benefit Plans intended to be qualified within the meaning of
Section 401(a) of the Internal Revenue Code and/or tax-exempt within the meaning of Section 501 (a) of the Internal Revenue Code. No proceedings exist or, to the actual knowledge of Imageware, have been threatened that could result in the revocation of any such favorable determination letter or ruling.

     Excise Taxes. Neither Imageware nor any member of a controlled group of corporations or a group of trades or businesses under common control (as defined in Sections 414(b) and (c), respectively, of the Internal Revenue Code) has any liability to pay excise taxes with respect to any Benefit Plan under applicable provisions of the Code or ERISA.

     PBGC. None of the Benefit Plans is subject to the requirements of Title IV of ERISA.

     Retirees. Imageware has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of Section 4980B of the Internal Revenue Code and Sections 601 through 608 of ERISA.

     Absence of Certain Changes. Except as expressly contemplated by this Agreement or the other agreements contemplated hereby, since the Imageware Balance Sheet Date, Imageware has not:

          (a) suffered a Material Adverse Effect, whether or not caused by any deliberate act or omission of Imageware;

          (b) contracted for the purchase of any capital asset having a cost in excess of $20,000 or made any single capital expenditure in excess of $20,000;

          (c)     incurred any indebtedness for borrowed money
(other than short-term borrowing in the ordinary course of business), or issued or sold any debt securities;

          (d) incurred or discharged any material liabilities or obligations except in the ordinary course of business;

          (e) paid any amount on any indebtedness prior to the due date, forgiven or canceled any claims or any debt in excess of $20,000, or released or waived any material rights or claims except in the ordinary course of business;

          (f) mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its material properties or assets (other than statutory liens arising in the ordinary course of business or other liens that do not materially detract from the value or interfere with the use of such properties or assets);

          (g) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) that has, individually or in the aggregate, resulted in a Material Adverse
Effect;

          (h) acquired or disposed of any assets having an aggregate value in excess of $20,000, except in the ordinary course of business;

          (i) written up or written down the carrying value of any of its material assets, other than accounts receivable in the ordinary course of business;

          (j) changed the costing system or depreciation methods of accounting for its assets in any material respect;

          (k) lost or terminated any employee, customer or supplier that has, individually or in the aggregate, resulted in a Material Adverse Effect;

          (l) increased the compensation of any director, officer, key employee or consultant (except pursuant to Section 7.11, by the granting of stock options as previously disclosed to SDRC, in the ordinary course of business consistent with past practice, or pursuant to an Employment Agreement listed in the Imageware Disclosure Schedules);

          (m) increased the compensation of any employee (except pursuant to Section 7.11, by the granting of stock options as previously disclosed to SDRC, in the ordinary course of business consistent with past practice, or pursuant to an Employment Agreement listed in the Imageware Disclosure Schedules) or hired any new employee who is expected to receive annualized compensation of at least $100,000;

          (n) loaned any material amount of money to any employee, officer, director or stockholder;

          (o) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

          (p) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, or agreed or otherwise become obligated to redeem purchase or otherwise acquire, sell, grant or otherwise dispose of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities (except for Stock Options granted under the Option Plans and except for stock dividends issued in accordance with Imageware's Articles of Incorporation), or agreed to change the terms and conditions of any such capital stock, securities or rights (except for such changes which have been reflected in amendments to Imageware's Articles of Incorporation), or declared or paid any distribution, payment or dividend of any kind on any of the Imageware Capital Stock (except pursuant to Section 7.11 and except for stock dividends issued in accordance with Imageware's Articles of Incorporation);

          (q) entered into any agreement providing for total payments in excess of $20,000 in any 12 month period with any person or group, or modified or amended in any material respect the terms of any such existing agreement, except in the ordinary course of business;

          (r)     entered into, adopted or amended any Benefit
Plan, except as contemplated hereby or the other agreements contemplated hereby; or

          (s) entered into any other commitment or transaction or experienced any other event that will, to the best knowledge of Imageware, materially interfere with its performance under this Agreement or any other agreements or document executed or to be executed pursuant to this Agreement, or otherwise has, individually or in the aggregate, resulted in a Material Adverse Effect.

     Title; Leased Assets.

     Real Property. Imageware does not own any interest (other than leasehold interests described in the Imageware Disclosure Schedules) in real property. The leased real property described in the Imageware Disclosure Schedules is sufficient for the conduct of Imageware's business.

     Personal Property. Imageware has title to all the personal property (excluding Intellectual Property) Imageware purports to own, including that personal property reflected in the Financial Statements (collectively, the "Personal Property"). The Personal Property and any personal property leased by Imageware is sufficient for the conduct of Imageware's business. On the Effective Date, Imageware's interest in the Personal Property shall be free and clear of all security interests, liens, claims and encumbrances, other than statutory liens arising in the ordinary course of business or other liens that do not materially detract from the value or interfere with the use of such properties or assets.

     Leases. The Imageware Disclosure Schedules set forth a list of (i) all leases of real property and (ii) all leases of personal property involving rental payments within any 12 month period in excess of $20,000, in either case to which Imageware is a party, either as lessor or lessee. All such leases are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

     Commitments.

     Commitments; Defaults. Any of the following to which Imageware is a party or is bound by, or which the assets or the business of Imageware are bound by, whether or not in writing, are listed in the Imageware Disclosure Schedules (collectively
"Commitments"):

          (a)     any partnership or joint venture agreement;

          (b) any guaranty or suretyship, indemnification or contribution agreement or performance bond, other than those arising in the ordinary course of business;

          (c) any debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another;

          (d)     any contract to purchase real property;

          (f) any agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys (other than in connection with this Agreement and the transactions contemplated hereby) involving total payments within any 12 month period in excess of $20,000 and which is not terminable on 30 days' notice or without penalty;

          (g) any agreement for the acquisition of services, supplies, equipment, inventory, fixtures or other personal property involving payments in any twelve month period of more than $20,000 in the aggregate;

          (h)      any powers of attorney;

          (i)      any contracts containing noncompetition
covenants;

          (j) any agreement providing for the purchase from a supplier of all or substantially all of the requirements of Imageware of a particular product or service; or

          (k) any other agreement or commitment not made in the ordinary course of business and that is material to the business, operations, condition (financial or otherwise) or results of operations of Imageware.

True, correct and complete copies of all written Commitments, and true, correct and complete written descriptions of all oral Commitments, have heretofore been or will be delivered or made available to SDRC upon SDRC's reasonable request. To Imageware's best knowledge, there are no existing or asserted defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by Imageware or any other party to a Commitment which would result in a Material Adverse Effect on Imageware, and, to the best knowledge of Imageware, no penalties have been incurred nor are amendments pending with respect to the Commitments. The Commitments are in full force and effect and are valid and enforceable obligations of Imageware and, to the best knowledge of Imageware, the other parties thereto in accordance with their respective terms, and no material defenses, off-sets or counterclaims have been asserted or, to the best knowledge of Imageware, may be made by any party thereto (other than Imageware), nor has Imageware waived any material rights thereunder.

     No Cancellation or Termination of Commitment. Imageware has not received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment, and Imageware does not have actual knowledge of any fact that would justify the exercise of such a right; and Imageware does not currently contemplate, or have actual knowledge that any other party currently contemplates, any amendment or change to any Commitment.

     Insurance. Imageware carries property, liability, workers' compensation and such other types of insurance pursuant to the insurance policies listed in the Imageware Disclosure Schedules (the "Insurance Policies"). The Insurance Policies are all insurance policies relating to the assets, business, properties, employees, officers or directors of Imageware. All of the Insurance Policies are issued by insurers of recognized responsibility, and, to the actual knowledge of Imageware, are valid and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. True, complete and correct copies of all Insurance Policies have been provided or made available to SDRC. Imageware has not received any notice or other communication from any issuer of any Insurance Policy canceling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the actual knowledge of Imageware, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no material outstanding claims, settlements or premiums owed against any Insurance Policy, or if there are, Imageware has given all notices or has presented all potential or actual claims under any Insurance Policy in due and timely fashion. The Imageware Disclosure Schedules set forth a list of all claims under any Insurance Policy in excess of $100,000 per occurrence filed by Imageware during the immediately preceding three-year period.

     Intellectual Property.

          (a) The Imageware Disclosure Schedules contain a complete and accurate list or description of all Intellectual Property, as defined herein, used in any way by Imageware including a complete and accurate list of all third-party owned Intellectual Property incorporated into any Imageware product or otherwise used by Imageware (except for third-party owned Intellectual Property used internally that is commercially available). Imageware owns all right, title and interest in and to, or holds valid licenses to use, the Intellectual Property described in the Imageware Disclosure Schedules. The Imageware Disclosure Schedules set forth a list of all software products currently marketed by Imageware, or marketed within the three year period prior to the date of this Agreement, and identifies the source or method of intellectual property protection utilized or relied upon by Imageware with respect to each such product. None of the software products marketed by Imageware has entered the public domain or otherwise lacks intellectual property protection.

          (b) Imageware has not, as of and since the date upon which it acquired or obtained the right to use any of the Intellectual Property described in the Imageware Disclosure Schedules, (i) transferred, conveyed, sold, assigned, pledged, mortgaged or granted a security interest in any such Intellectual Property to any third party other than in the ordinary course, consistent with past practice, (ii) entered into any license, franchise or other agreement with respect to any such Intellectual Property with any third person, or (iii) otherwise encumbered any such Intellectual Property. Imageware has taken reasonable measures to maintain and enforce its rights in the Intellectual Property described in the Imageware Disclosure Schedules in accordance with its customary practices in order to safeguard the secrecy of all aspects of such Intellectual Property that it considers to be trade secrets.

          (c) The conduct of the business of Imageware as currently conducted does not conflict with, misappropriate or infringe on the rights of any third party in any Intellectual Property, nor is there any claim, suit, action or proceeding pending or, to the knowledge of Imageware, threatened, against Imageware (i) alleging that use by Imageware of the Intellectual Property described in the Imageware Disclosure Schedules conflicts with or infringes on the rights of any third party, or (ii) challenging Imageware's ownership of or right to use, or the validity of, any Intellectual Property described in the Imageware Disclosure Schedules. There are no conflicts, misappropriations, infringements or other violations by any third party with respect to the rights, title or interest of Imageware in and to any of the Intellectual Property described in the Imageware Disclosure Schedules.

          (d) Each Copyright, Patent and Trademark, each as defined herein, listed in the Imageware Disclosure Schedules is valid, subsisting and in proper form, and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions. Imageware has taken all of the proper precautions to maintain the secrecy of the Intellectual Property described in the Imageware Disclosure Schedules that it considers to be trade secrets, and to protect its trade secrets from disclosure to the full extent required under applicable law. There have been no failures in complying with such requirements and no Copyright, Patent or Trademark has lapsed and there has been no cancellation or abandonment thereof.

          (e) Neither Imageware nor any other person has granted any release, covenant not to sue, or non-assertion assurance or entered into any indemnification or settlement agreement with any person with respect to any part of the Intellectual Property described in the Imageware Disclosure Schedules.

     For the purpose of this Agreement, "Intellectual Property" shall be defined as (a) all know-how, show-how, confidential or proprietary technical information, trade secrets, designs, processes, computer software or databases, research in progress, inventions or invention disclosures (whether patentable or unpatentable), and any similar items, documents or information, drawings, schematics, blueprints, flow sheets, designs and models;
(b) all copyrights, copyright registrations, mask works and copyright applications (the "Copyrights"); (c) all patents, patent applications, patents pending, patent disclosures on inventions and all patents issued upon said patent applications or based upon such disclosures (the "Patents"); and (d) all registered and unregistered trade names, trademarks, service marks, product designations, corporate names, trade dress, logos, slogans, designs and general intangibles of like nature, together with all registrations and recordings and all applications for registration therefor and all translations, adaptations, derivatives and combinations thereof (the "Trademarks").

     Taxes.

     Filing of Tax Returns. Imageware has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed by the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of Imageware for the periods covered thereby. True and correct copies of such Tax Returns for the past five taxable years have heretofore been delivered or made available to SDRC.

     Payment of Taxes. Except for such items as Imageware may be disputing in good faith by proceedings in compliance with applicable law, each of which is described in the Imageware Disclosure Schedules, (i) Imageware has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due, and (ii) Imageware is not delinquent in the payment of any tax, assessment or governmental charge.

     No Pending Deficiencies, Delinquencies, Assessments or Audits. Imageware has not received any notice that any tax deficiency or delinquency has been asserted against Imageware. To the best knowledge of Imageware, there is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of Imageware that is likely to be asserted by any taxing authority. There is no taxing authority audit of Imageware pending or, to the actual knowledge of Imageware, threatened, and the results of any completed audits are properly reflected in the Financial Statements. Imageware has not violated any federal, state, local or foreign tax law which violation is likely to result in a Material Adverse Effect on Imageware.

     No Extension of Limitation Period. Imageware has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

     Withholding Requirements Satisfied. All monies required to be withheld by Imageware and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and have been or will be paid, as they become due, to the respective governmental agencies.

     Collapsible Corporation. Imageware has not at any time consented to have the provisions of Section 341(f)(2) of the Internal Revenue Code apply to it.

     Boycotts. To the best knowledge of Imageware, Imageware has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Internal
Revenue Code.

     Parachute Payments. No payment required or contemplated to be made by Imageware will be characterized as an "excess parachute payment" within the meaning of Section 280(b)(1) of the Internal
Revenue Code.

     S Corporation. Imageware has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Internal
Revenue Code.

     Personal Service Corporation. Imageware is not a personal service corporation subject to the provisions of Section 269A of the Internal Revenue Code.

     Personal Holding Company. Imageware is not or has not been a personal holding company within the meaning of Section 542 of the Internal Revenue Code.

     Compliance with Laws. Imageware has complied in all material respects with all applicable domestic and foreign laws and regulations and has filed with the proper authorities all necessary statements and reports except where the failure to so comply or file would not, individually or in the aggregate, result in a Material Adverse Effect on Imageware. To the best knowledge of Imageware, there are no existing violations by Imageware of any federal, state or local law or regulation that are likely to, individually or in the aggregate, result in a Material Adverse Effect on Imageware. Imageware possesses all material licenses, franchises, permits and governmental authorizations necessary for the conduct of Imageware's business as now conducted, all of which are listed (with expiration dates, if applicable) in the Imageware Disclosure Schedules. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded by any such material licenses, franchises, permits or government authorizations, except for any such default, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect on Imageware. Since January 1, 1994, Imageware has not received any notice from any federal, state or other governmental authority or agency having jurisdiction over its properties or activities, or any insurance body, that its operations or any of its properties, facilities, equipment, or business practices fail to comply with any applicable law, ordinance, regulation, building or zoning law, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Imageware.

     Finder's Fee. Imageware has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

     Litigation. There are no legal actions or administrative proceedings or investigations instituted or, to the actual knowledge of Imageware or any of its Vice Presidents or controller, threatened against Imageware, either affecting or that could affect the outstanding shares of Imageware Capital Stock, any of the assets of Imageware, or the operation, business, condition (financial or otherwise), or results of operations of Imageware which (i) if, successful, are likely to, individually or in the aggregate, have a Material Adverse Effect on Imageware or
(ii) are likely to adversely affect the ability of Imageware to effect the transactions contemplated hereby. Imageware is not (a) subject to any continuing court or administrative order, judgment, writ, injunction or decree applicable specifically to Imageware or to its business, assets, operations or employees or (b) in default with respect to any such order, judgment, writ, injunction or decree.

     Condition of Fixed Assets. All of the structures and equipment reflected in the Financial Statements and used by Imageware in its business are, taken as a whole, in good operating condition, subject to normal wear and tear, are regularly maintained and Imageware has no actual knowledge of any latent defects therein.

     Banking Relations. Set forth in the Imageware Disclosure Schedules is a complete and accurate list of all material borrowing and investing arrangements that Imageware has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, or similar arrangements) and the person or persons authorized in respect thereof.

     Ownership Interests of Interested Persons; Affiliations. No executive officer or director of Imageware, or their respective spouses or children, owns directly or indirectly, on an individual or joint basis, in excess of a 10% equity interest in, has a compensation or other financial arrangement with, or serves as an officer or director of, any customer or supplier of Imageware or any organization that has a material contract or arrangement with Imageware.

     Investments in Competitors. Neither Imageware nor any executive officer or director of Imageware, their respective spouses or children, owns directly or indirectly in excess of a 10% equity interest or has any material investment in any person that is a competitor of Imageware.

     Environmental Matters. Neither Imageware nor any of its assets are currently in violation of, or subject to any existing, pending or, to the actual knowledge of Imageware, threatened, investigation or inquiry by any governmental authority or to any remedial obligations under, any Environmental Laws, which would have a Material Adverse Effect on Imageware.

     Certain Payments. Neither Imageware nor any director, officer or, to the best knowledge of Imageware, employee of Imageware acting for or on behalf of Imageware, has paid or caused to be paid, directly or indirectly, in connection with the business of Imageware:

          (a) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or

          (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

     International Business Matters.

          (a) All material contracts and agreements between Imageware and any foreign parties required to be registered with or approved by a regulatory authority in any foreign jurisdiction in which Imageware does business is duly registered and/or approved;

          (b) The Imageware Disclosure Schedules contain a complete list of Imageware's non-U.S. subsidiaries (the "Foreign Subsidiaries"), including their respective names and jurisdictions of incorporation, and a list of all other non-U.S. jurisdictions in which Imageware is authorized to do business. The Foreign Subsidiaries are properly incorporated and authorized to do business their respective jurisdictions of incorporation;

          (c) The sale of Imageware's products in any foreign jurisdiction is not restricted by any United States export laws and/or any regulations promulgated thereunder, and Imageware conducts its international sales in full compliance with all applicable export laws and regulations except where any failure to comply would not result in a Material Adverse Effect on Imageware, and Imageware has provided SDRC with, or made available to SDRC, all documents, records or other evidence related to the classification of Imageware's software under applicable United States export laws and regulations.

      Maintenance and Enhancement Agreements. Imageware has not orally or in writing committed to provide enhancements to any of its software products for particular Imageware customers or to provide special or increased maintenance obligations to any of its customers outside the ordinary course of its business.

     Full Disclosure.   No representation or warranty made by
Imageware in this Agreement or any Schedule or Exhibit hereto and no statement or certificate furnished or to be furnished by Imageware pursuant hereto or in connection with the transactions covered hereby contains or will contain any statement of a material fact intended to be untrue, or intentionally omits or will omit any material fact, the omission of which would be misleading.

     Year 2000. Imageware has reviewed (i) each of its software products and (ii) all third-party software incorporated into any product of Imageware or distributed by Imageware, that could be adversely affected by an inability to recognize and perform properly date sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). Imageware has developed or is developing a detailed plan and time line to address the Year 2000 Problem in a timely manner. To the best of Imageware's knowledge, the Year 2000 Problem will not result in any Material Adverse Effect on Imageware, or affect the performance of any product of Imageware in any manner which could reasonably be expected to result in a Material Adverse Effect on Imageware. Included within the Imageware Disclosure Schedules is a description of the standard method used by Imageware to address the Year 2000 Problem and a list of all material non-standard contracts, agreements, understandings or other Commitments of Imageware pursuant to which Imageware has made any representation, warranty or covenant related in any way to the Year 2000 Problem.


                          ARTICLE V
                          [RESERVED]



                         ARTICLE VI
           REPRESENTATIONS AND WARRANTIES OF SDRC

     SDRC represents and warrants to Imageware that the following are true and correct as of the date hereof:

     Organization and Good Standing. Each of SDRC and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

     Authorization and Validity. The execution, delivery and performance by SDRC and Subsidiary of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the respective Boards of Directors of each of SDRC and Subsidiary, and by SDRC as the sole shareholder of Subsidiary. This Agreement has been duly executed and delivered by each of SDRC and Subsidiary and constitutes the legal, valid and binding obligation of each of SDRC and Subsidiary enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. No other corporate approval on the part of either SDRC or Subsidiary is necessary to the consummation of the transactions contemplated hereby.

     No Violation. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Code of Regulations or Bylaws, as applicable, of either SDRC or Subsidiary, (b) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, any material agreement, indenture or other instrument under which either SDRC or Subsidiary is bound or to which any of the assets of either of them are subject, or result in the creation or imposition of any material security interest, lien, charge or encumbrance upon any of the assets of SDRC or Subsidiary or (c) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body.

     Consents.   Except for the applicable requirements of the HSR
Act, and except for the filing of the Certificate of Merger with the Secretary of State of Michigan, neither SDRC nor Subsidiary is required to obtain any material consent, authorization, approval, permit or license of, or submit any filing with, any governmental body or authority, any lender or lessor or any other person or entity in connection with, the execution, delivery and performance of this Agreement or the other agreements contemplated under this Agreement.

     Disclosure. No representation or warranty made by SDRC or Subsidiary in this Agreement or any Schedule or Exhibit hereto and no statement or certificate furnished or to be furnished by SDRC or Subsidiary pursuant hereto or in connection with the transactions covered hereby contains or will contain any statement of a material fact intended to be untrue, or intentionally omits or will omit any material fact, the omission of which would be misleading.

     Funds. SDRC has and will have on the Effective Date sufficient funds available to consummate the transactions contemplated hereby.

     Litigation. There are no legal actions or administrative proceedings or investigations instituted or, to the actual knowledge of SDRC or Subsidiary, threatened against SDRC or Subsidiary, either affecting or that could affect SDRC or Subsidiary which (i) if successful, are likely to, individually or in the aggregate, have a Material Adverse Effect on SDRC, or (ii) are likely to adversely affect the ability of SDRC or Subsidiary to effect the transactions contemplated hereby. Neither SDRC nor Subsidiary is (a) subject to any material continuing court or administrative order, judgment, writ, injunction or decree specifically applicable to itself or to its business, assets, operations or employees, or (b) in default with respect to any such material order, judgment, writ, injunction or decree.


                         ARTICLE VII
                   COVENANTS OF IMAGEWARE

     Imageware agrees that between the date hereof and the Effective Date:

     Consummation of Agreement. Imageware shall use all commercially reasonable efforts, and cooperate with all other parties, to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions; provided, however, that this covenant shall not require Imageware to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein..

     Business Operations. Except as contemplated in this Agreement or as otherwise authorized by SDRC, Imageware shall operate its business in the ordinary course. Imageware shall use its best efforts to preserve the business of Imageware intact. Imageware shall not knowingly take any action that would, individually or in the aggregate, result in a Material Adverse Effect on Imageware. Imageware shall use its best efforts to preserve intact its relationships with customers, suppliers, employees and others having significant business relations with it, unless doing so would impair its goodwill or result, individually or in the aggregate, in a Material Adverse Effect on Imageware. Except as contemplated in this Agreement or as otherwise authorized by SDRC, Imageware shall collect its receivables and pay its trade payables in the ordinary course of business consistent with past practice.

     Access. Imageware shall, at reasonable times during normal business hours and on reasonable notice, permit SDRC and its authorized representatives reasonable access to, and make available for inspection, all of the assets and business of Imageware, including, upon SDRC's reasonable request, employees, Imageware's information about its customers and suppliers, and permit SDRC and its authorized representatives to inspect and, at SDRC's sole cost and expense, make copies of all documents, records and information with respect to the affairs of Imageware as SDRC and its representatives may request, all for the purpose of permitting SDRC to conduct a customary due diligence investigation on, and otherwise become familiar with, the business and assets and liabilities of Imageware. SDRC, in the exercise of its rights described in this Section 7.3, shall not unduly interfere with the operation of Imageware's business.

     Notification of Certain Matters. Imageware shall promptly inform SDRC in writing of (a) any notice of other communication relating to a default, or an event that with notice or lapse of time or both would become a default, received by Imageware subsequent to the date of this Agreement and prior to the Effective Date under any Commitment material to Imageware's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; or (b) any material adverse change in Imageware's condition (financial or otherwise), operations, assets, liabilities or business.

     Approvals of Third Parties. Imageware shall use its best efforts, and cooperate with all other parties, to secure, as soon as practicable after the date hereof, all necessary material approvals and consents of any governmental authorities (including HSR approval) and other third parties to the consummation of the transactions contemplated hereby, including, without limitation, all necessary material approvals and consents required under any real property and personal property leases; provided, however, that this covenant shall not require Imageware to make any substantial expenditures that are not expressly set forth in this Agreement.

     Employee Matters. Imageware shall not, without the prior written approval of SDRC, except as required by law or as expressly set forth in this Agreement:

          (a) increase the Cash Compensation of any employee of Imageware (except pursuant to Section 7.11, in the ordinary course of business consistent with past practice or pursuant to an Employment Agreement listed in the Imageware Disclosure
Schedules);

          (b)     adopt, amend or terminate any Compensation Plan;

          (c)     adopt, amend or terminate any Employment
Agreement;

          (d) adopt, amend or terminate any Employee Policies and Procedures;

          (e)     adopt, amend or terminate any Benefit Plan;

          (f) take any action that could deplete the assets of any Benefit Plan, other than payment of benefits in the ordinary course to participants and beneficiaries;

          (g) fail to pay any premium or contribution due or with respect to any Benefit Plan;

          (h) fail to file any material return or report with respect to any Benefit Plan;

          (i) institute, settle or dismiss any employment litigation except as will likely not, individually or in the aggregate, result in a Material Adverse Effect on Imageware; or

          (j) enter into, modify, amend or terminate any agreement with any union, labor organization or collective bargaining unit.

     Contracts. Except with SDRC's prior written consent, Imageware shall not assume or enter into any contract, lease, license, obligation, indebtedness, commitment, purchase or sale that is material to Imageware's business except in the ordinary course of business, nor will it waive any material right or cancel any material contract, debt or claim.

     Capital Assets; Payments of Liabilities. Imageware shall not, without the prior written approval of SDRC, (a) acquire or dispose of any capital asset having a fair market value of $50,000 or more, or acquire or dispose of any capital asset outside of the ordinary course of business or (b) discharge or satisfy any lien or encumbrance or pay or perform any obligation or liability other than (i) liabilities and obligations reflected in the Financial Statements or (ii) current liabilities and obligations incurred in the usual and ordinary course of business since the Imageware Balance Sheet Date.

     Mortgages, Liens and Guaranties. Imageware shall not, without the prior written approval of SDRC, enter into or assume any mortgage, pledge, conditional sale or other title retention agreement, permit any security interest, lien, encumbrance or claim of any kind to attach to any of its material assets (other than statutory liens arising in the ordinary course of business and other liens that do not materially detract from the value or interfere with the use of such assets), whether now owned or hereafter acquired, or guarantee or otherwise become contingently liable for any obligation of another, except obligations arising by reason of endorsement for collection, cash management and other similar transactions in the ordinary course of business, or make any capital contribution or investment in any unaffiliated person.

     Acquisition Proposals. Imageware agrees (a) that from and after the date of this Agreement and until the Effective Date, neither Imageware nor any of its officers and directors shall, and Imageware shall direct and use its best efforts to cause Imageware's employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of, all or any significant portion of the assets or any equity securities of, Imageware (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal; (b) that Imageware will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and each will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken herein; and (c) that Imageware will notify SDRC immediately if any Acquisition Proposed is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Imageware; provided, however, that nothing contained in this Section 7.10 shall prohibit the Board of Directors of Imageware or its representatives from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to engage in an Acquisition Proposal transaction which the Board of Directors of Imageware in good faith determines could reasonably be expected to result in a financially superior transaction for the shareholders of Imageware as compared to the Merger and the transactions contemplated thereby, if the Board of Directors determines that such action is required based on its fiduciary duties to shareholders imposed by law.

     Distributions and Repurchases. Except for dividends to be declared to satisfy all outstanding obligations with respect to Imageware's Class B Common Stock and Preferred Series A and B Stock, and except for dividends and/or bonus payments to be declared or paid in an amount not to exceed the aggregate exercise price of all outstanding Stock Options, no distribution, payment or dividend of any kind will be declared or paid by Imageware on or in connection with Imageware Capital Stock, nor will any repurchase of Imageware Capital Stock be approved or effected.

       Shareholder Approval. Imageware shall call a meeting of its shareholders in accordance with applicable law and its Articles of Incorporation and Bylaws for the purpose of voting upon this Agreement and the Merger, and shall schedule such meeting based on consultation with SDRC. The Board of Directors of Imageware shall recommend approval of this Agreement and the Merger, and use its best efforts (including, without limitation, soliciting proxies for such approvals) to obtain such shareholder approval, subject to the fiduciary duties of the Board of Directors under applicable law.

     Tax Files. Imageware shall maintain and make available to SDRC, in accordance with the terms of Section 7.3, all of its files, working papers and Returns associated with the federal income tax obligations of Imageware for the earliest fiscal year for which unused net operating loss carry forwards exist through 1997, inclusive.

     Amendment of Schedules. Imageware agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Effective Date to supplement or amend promptly the Imageware Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Imageware Disclosure Schedules in order to not breach any representation, warranty or covenant of such party contained herein except for such matters that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Imageware; provided that, no material amendment or supplement to an Imageware Disclosure Schedule may be made unless SDRC consents to such amendment or supplement. When used in this Agreement, the Imageware Disclosure Schedules shall be deemed to mean the Imageware Disclosure Schedules as may be amended or supplemented pursuant hereto from time to time.

     Termination of Dassault Systems Contract. Imageware shall take any and all action and execute any and all documents or other instruments necessary to terminate that certain CAA Original Software Development and License Agreement, dated November 15, 1995, between Imageware and Dassault Systems, S.A., on such express terms as approved by SDRC prior to the date hereof. Imageware shall deliver all evidence of such termination as may be reasonably requested by SDRC.

     Termination of 401k Plans. Notwithstanding any term or provision of this Agreement to the contrary, upon reasonable request of SDRC not less than five days prior to the Closing Date, Imageware's Board of Directors shall adopt a resolution terminating, prior to the Effective Date, any 401k plan in effect prior to the Effective Date, and shall deliver all evidence of such termination as may be reasonably requested by SDRC.

     Termination of Employees. Imageware shall use its best efforts to terminate the employment as of or prior to the Effective Date of each employee of Imageware identified by SDRC pursuant to Section 8.3. Such termination shall comply in all material respects with applicable law, and shall be in accordance with the reasonable instructions of SDRC as to the method, timing and terms or conditions of such termination.


                        ARTICLE VIII
                     COVENANTS OF SDRC

     SDRC agrees that between the date hereof and the Effective
Date:

     Consummation of Agreement. SDRC shall, and shall cause Subsidiary to, use all commercially reasonable efforts, and cooperate with all other parties, to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions; provided, however, that this covenant shall not require SDRC to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

     Approvals of Third Parties. SDRC shall use its best efforts, and cooperate with all other parties, to secure, as soon as practicable after the date hereof, all necessary material approvals and consents of any governmental authorities (including HSR approval) and other third parties to the consummation of the transactions contemplated hereby; provided, however, that this covenant shall not require SDRC to make any substantial expenditures that are not expressly set forth in this Agreement.

     Identification of Terminated Employees. Within 15 days of the date of this Agreement, SDRC shall provide Imageware with a list of employees of Imageware which SDRC does not wish to retain after the Effective Date to enable Imageware to comply with its obligations under Section 7.17.


                            ARTICLE IX
                     COVENANTS OF ALL PARTIES

     SDRC and Imageware agree as follows:

     Hart Scott Rodino Notification. The parties hereto shall cooperate in preparing and filing, as soon as practicable after execution of this Agreement, all necessary Pre-Merger Notification Reports under the HSR Act with the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Justice Department ("Antitrust Division"). The parties shall also cooperate in providing any additional information requested by the FTC or Antitrust Division in connection with such Pre-Merger Notification Reports. The filing fee payable to the FTC and/or the Antitrust Division shall be borne by SDRC.

     Key Employee Employment Agreements. Each employee of Imageware who is identified by SDRC as a key employee shall enter into a Key Employee Employment Agreement in a form acceptable to SDRC (the "Key Employee Employment Agreements") not less than five days prior to the date on which Imageware intends to hold a meeting of its shareholders pursuant to Section 7.12. Imageware shall notify SDRC of such date not less than 15 days prior thereto. Imageware shall use its best efforts to terminate all other employment agreements with such identified employees by mutual consent without any liability on the part of the Surviving Corporation therefor.


                          ARTICLE X
                CONDITIONS PRECEDENT OF SDRC

     Except as may be waived in writing by SDRC and Subsidiary, the obligations of SDRC and Subsidiary hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

     Representations and Warranties. Giving full effect to the Imageware Disclosure Schedules, the representations and warranties of Imageware contained herein shall have been true and correct in all respects when initially made and (except for representations and warranties made as of a specified date) shall be true and correct as of the Effective Date except for inaccuracies that would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect on Imageware.

     Covenants. Imageware shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by Imageware prior to the Effective Date.

     Proceedings. No action, proceeding or order shall have been threatened orally or in writing by any court or governmental body or agency, or asserted, instituted or entered by any court or governmental body or agency, which would restrain or prohibit the carrying out of the transactions contemplated hereby.

     No Material Adverse Change. No material adverse change in the condition (financial or otherwise), operations, assets, liabilities or business of Imageware, taken as a whole, shall have occurred since the Imageware Balance Sheet Date, whether or not such change shall have been caused by the deliberate act or omission of Imageware.

     Dissenter's Rights. The holders of not more than 10% of the outstanding shares of Imageware Capital Stock entitled to vote shall have exercised dissenter's rights in connection with stockholder approval of the Merger.

     Government Approvals and Required Consents. The waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated and Imageware shall have obtained all necessary material government and other material third party approvals and consents.

     Closing Deliveries. SDRC shall have received all documents and agreements, duly executed and delivered in form reasonably satisfactory to SDRC, referred to in Section 12.2.

     Resolution of Ford Patent Dispute. Imageware shall have (i) finalized and entered into an agreement with Ford Global Technologies resolving any and all claims of and/or disputes with Ford Global Technologies concerning possible infringement by Imageware of certain intellectual property of Ford Global Technologies, (ii) consulted with SDRC and kept SDRC informed of all negotiations, correspondence, proposals and other matters related thereto, (iii) prior to having entered such agreement, shall have provided SDRC and its counsel and other advisers the opportunity to review and comment on such agreement, and (iv) received the prior written approval of SDRC, which approval shall be in the sole discretion of SDRC.

     Finalized Financial Statements. Imageware shall have delivered its audited consolidated balance sheet and related audited statements of operations, shareholders' equity and cash flow for its full fiscal year ended December 31, 1997 in final audited form, fully completed and audited by its independent accountants, not less than five days prior to the Closing.


                        ARTICLE XI
             CONDITIONS PRECEDENT OF IMAGEWARE

     Except as may be waived in writing by Imageware, the obligations of Imageware hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

     Representations and Warranties. The representations and warranties of SDRC contained herein shall be true and correct when initially made and (except for representations and warranties made as of a specified date) shall be true and correct as of the Effective Date except for inaccuracies that would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect on SDRC.

     Covenants. SDRC shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Effective Date.

     Proceedings. No action, proceeding or order shall have been threatened orally or in writing by any court or governmental body or agency, or asserted, instituted or entered by any court or governmental body or agency, which would restrain or prohibit the carrying out of the transactions contemplated hereby.

     Government Approvals and Required Consents. The waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated and SDRC shall have obtained all necessary government and other material third party approvals and consents.

     Closing Deliveries. Imageware shall have received all documents and agreements, duly executed and delivered in form reasonably satisfactory to Imageware, referred to in Section 12.3.

     Shareholder Approval. This Merger Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of holders of Imageware Capital Stock.


                          ARTICLE XII
                      CLOSING DELIVERIES

Time of the Closing. After adoption and approval of this Agreement by the shareholders of Imageware in accordance with the requirements of applicable law, and upon satisfaction of each of the conditions to each party's performance hereunder (unless waived by such party in accordance with this Agreement) and in the absence of any facts that would give any party hereto a right to terminate this Agreement (which right has not been waived), the closing for the transactions contemplated hereby (the "Closing") shall be three days after the later of expiration of the pre-merger notification period under the HSR Act or receipt of
approval by the holders of shares of Imageware Capital Stock entitled to vote on the Merger as described in Section 7.12 (the
"Closing Date"). The Closing shall take place at the offices of Dinsmore & Shohl LLP, 1900 Chemed Center, 255 East Fifth Street,
Cincinnati, Ohio 45202.

     Deliveries of Imageware. At or prior to the Closing Date, Imageware shall deliver to SDRC, the following, all of which shall be in a form reasonably satisfactory to SDRC and its counsel:

          (a) a certificate from the President of Imageware and dated the Effective Date, as to the truth and correctness of the representations and warranties of Imageware contained herein (giving full effect to the Imageware Disclosure Schedules) on and as of the Effective Date (except for representations and warranties made as of a specified date);

          (b) a certificate from the President of Imageware, dated the Effective Date, (i) as to the performance of and compliance in all material respects by Imageware with all covenants contained herein on and as of the Effective Date, and
(ii) certifying that all conditions precedent of Imageware to the Closing have been satisfied;

          (c) Imageware's minute books, stock transfer records, corporate seal and other materials related to Imageware's corporate administration;

          (d) a copy of the Articles of Incorporation of Imageware as amended to date, certified by the Secretary of State of Michigan, and a Certificate of Good Standing of Imageware from the Secretary of State of Michigan evidencing the good standing of Imageware;

          (e) a copy of each of (i) the text of the resolutions adopted by the board of directors of Imageware authorizing the execution, delivery and performance of this Agreement and the Certificate of Merger and the consummation of all of the transactions contemplated by this Agreement and the Certificate of Merger, (ii) the text of the resolutions adopted by the shareholders of Imageware authorizing the execution, delivery and performance of this Agreement and the Certificate of Merger and the consummation of all of the transactions contemplated by this Agreement and the Certificate of Merger, and (iii) the bylaws of Imageware; along with certificates executed on behalf of Imageware by its corporate secretary certifying to SDRC that such copies are true, correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded; and

          (f) incumbency certificates executed on behalf of Imageware by its corporate secretary certifying the signature and office of each officer executing this Agreement and the Certificate of Merger;

          (g) an opinion of Baker & McKenzie and/or Conlin, McKenrey & Philbrick, P.C., counsel to Imageware, dated as of the Closing Date, in form and substance reasonably satisfactory to SDRC, to the aggregate effect set forth in Exhibit 12.2(g)(i), and
(ii) Baker & McKenzie concerning the intellectual property of Imageware, dated as of the Closing Date, in substantially the form set forth in Exhibit 12.2(g)(ii);

          (h) the resignations of the directors and officers of Imageware as requested by SDRC;

          (i) an executed Key Employee Employment Agreement between SDRC and each employee identified pursuant to Section 9.2;

          (j) an executed Certificate of Merger necessary to effect the Merger; and

          (k) such other instrument or instruments of transfer prepared by SDRC as shall be necessary or appropriate, as SDRC or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

     Deliveries of SDRC. At or prior to the Closing Date, SDRC shall deliver to Imageware, the following, all of which shall be in a form reasonably satisfactory to Imageware and its counsel;

          (a) a certificate of the President or any Vice President of SDRC dated the Effective Date as to the truth and correctness of the representations and warranties of SDRC contained herein on and as of the Effective Date (except for representations and warranties made as of a specified date);

          (b) a certificate of the President or any Vice President of SDRC dated the Effective Date, (i) as to the performance and compliance by SDRC with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent of SDRC to the Closing have been satisfied;

          (c) a copy of the Articles of Incorporation of SDRC and Subsidiary, as amended to date, certified by the Secretaries of State of the States of Ohio and Michigan, and a Certificate of Good Standing of SDRC and Subsidiary from the Secretaries of the States of Ohio and Michigan evidencing the good standing of SDRC and Subsidiary;

          (d) a copy of each of (i) the text of the resolutions adopted by the boards of directors of SDRC and Subsidiary authorizing the execution, delivery and performance of this Agreement and the Certificate of Merger and the consummation of all of the transactions contemplated by this Agreement and the Certificate of Merger, (ii) the text of the resolutions adopted by the sole shareholder of Subsidiary authorizing the execution, delivery and performance of this Agreement and the Certificate of Merger and the consummation of all of the transactions contemplated by this Agreement and the Certificate of Merger, and
(iii) the Code of Regulations of SDRC and Bylaws of Subsidiary; along with certificates executed on behalf of SDRC and Subsidiary by their respective corporate secretaries certifying to Imageware that such copies are true, correct and complete copies of such resolutions and Code of Regulations and Bylaws, as applicable, and that such Resolutions, Code of Regulations and Bylaws were duly adopted and have not been amended or rescinded; and

          (e) incumbency certificates executed on behalf of SDRC and Subsidiary by their respective corporate secretaries certifying the signature and office of each officer executing this Agreement and/or the Certificate of Merger;

          (f) an opinion of Dinsmore & Shohl LLP, counsel to SDRC, dated as of the Closing Date, in form and substance reasonably satisfactory to Imageware, to the effect set forth in
Exhibit 12.3(f);

          (g) an executed Certificate of Merger necessary to effect the Merger; and

          (h) such other instrument or instruments of transfer prepared by Imageware as shall be necessary or appropriate, as Imageware or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.


                          ARTICLE XIII
      EFFECTIVENESS OF CERTAIN PROVISIONS OF IMAGEWARE'S ARTICLES

     SDRC agrees that (i) all rights to indemnification existing in favor directors, officers, employees or agents of Imageware and its subsidiaries as provided in Imageware's articles of incorporation or bylaws in effect immediately prior to the Effective Date shall survive the Merger and shall continue in full force and effect for a period of three years from the Effective Date, and (ii) SDRC shall cause Surviving Corporation to perform the obligations referred to in clause (i) above.


                           ARTICLE XIV
                     EFFECTIVE DATE OF MERGER

     The Merger shall become effective upon the submission for filing with the Secretary of State of Michigan of a properly executed Certificate of Merger or at such other time as may be specified therein. The date of such filing, or such other date as the parties may specify in the Certificate of Merger, is referred to in this Agreement as the "Effective Date."


                           ARTICLE XV
                        INDEMNIFICATION

     Indemnification Obligation of Imageware. In the event SDRC and/or the Surviving Corporation incurs any expenses, losses, damages, deficiencies or costs resulting from (i) any intentional breach by Imageware of any representation, warranty or covenant made by Imageware in this Agreement, (ii) any misrepresentation or breach, regardless of whether such misrepresentation or breach is intentional, of the representations and warranties contained in
Section 4.2 of this Agreement, (iii) any and all claims of James Crow (including all legal fees, costs and expenses), (iv) any and all claims of Philippe Chiappinelli (including all legal fees, costs and expenses), (v) any and all claims arising out of or in connection with claims set forth as item B(4) of Schedule 4.21 of the Imageware Disclosure Schedules (including all legal fees, costs and expenses) and (vi) to the extent not paid by SDRC on the Closing Date, the agreement between Imageware and Ford Global Technologies described in Section 10.8 (including all legal fees, costs and expenses) (items (i) through (vi) collectively, the "Indemnifiable Claims"), SDRC and/or the Surviving Corporation shall be entitled to be indemnified and held harmless against such expenses, losses, damages, deficiencies, and/or costs.

     Procedure for Indemnification. In connection with any claim for indemnification by SDRC or the Surviving Corporation hereunder, the procedure set forth below shall be followed:

          (a) SDRC or the Surviving Corporation shall give to the Representative (as such term is defined below) prompt written notice of any claim, suit, judgment or matter for which indemnity may be sought after SDRC or the Surviving Corporation receives written notice thereof. The indemnification period provided for herein shall be tolled for a particular claim for the period beginning on the date the Representative receives written notice of that claim until the final resolution of such claim. If, in the good faith opinion of SDRC or the Surviving Corporation, a specific occurrence may reasonably give rise to a claim in the future, SDRC or the Surviving Corporation may give notice thereof to the Representative and such notice shall be sufficient and the right to make a claim for indemnification arising thereunder shall, for a period of one year from the date of such notice, survive any prior termination of the Escrow Period until the final resolution of such claim.

          (b) The Representative shall have the right to adjust or settle any claim, suit or judgment coming within the scope of this indemnity obligation and shall have the right to control any litigation related thereto. Either party hereto desiring to participate in the handling of any such claim, suit or judgment being handled by the other party shall have the right, at its expense and with its counsel, to join with the other party and participate fully in the defense of any such claim or interest.

          (c)     SDRC, the Surviving Corporation and the
Representative shall cooperate in the defense of any such claim or litigation and each shall make available all books and records which are relevant in connection with such claim or litigation.

          (d)     SDRC and Imageware hereby mutually appoint
Lawrence A. Mueller to act as the representative of Imageware's shareholders for purposes of this Article (the "Representative").

     Use of Escrow Funds. In the event that SDRC shall be entitled to indemnification hereunder, SDRC shall satisfy such obligation by applying such portion of the Escrow Amount equal to the indemnification obligation until the entire Escrow Amount has been so applied, all in accordance with the Escrow Agreement.

     Limitations on Indemnification. Notwithstanding the provisions of Sections 15.1, 15.2, and 15.3, (a) SDRC shall not be entitled to indemnification hereunder with respect to any Indemnifiable Claim unless SDRC gives the Representative notice of a claim for indemnification within the Escrow Period, (b) no claim for indemnification with respect to an Indemnifiable Claim described in clauses (iii), (iv) or (v) of Section 15.1 may be made by SDRC unless and until the amount to which SDRC is entitled with respect to any individual claim equals or exceeds $25,000, whereupon SDRC shall be entitled to indemnification only to the extent such claim exceeds $25,000, and (c) SDRC shall not be entitled to any indemnification whatsoever in excess of the Escrow Amount or for any reason other than in connection with an Indemnifiable Claim.

     Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by Imageware to SDRC pursuant to this Agreement shall be reduced by any correlative tax benefit received by SDRC or the net proceeds received by SDRC with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.


                          ARTICLE XVI
                           PUBLICITY

     All notices to third parties and all other parties concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between the parties. None of the parties shall cause or authorize any such notice or publicity without the prior written approval of the other parties; provided, however, that in the case of an announcement which may be required by law, by any governmental agency or by the Nasdaq National Market, such action by one party without the prior approval by the other parties shall not constitute a breach of this Article XVI so long as the announcing party used all reasonable efforts to consult with the other parties and to obtain their consent in a timely manner.

                          ARTICLE XVII
                          TERMINATION

     Termination. This Agreement may be terminated and the Merger may be abandoned:

     at any time prior to the Effective Date by agreement of all parties;

     at any time prior to the Effective Date by SDRC if any representation or warranty of Imageware contained in this Agreement (giving full effect to the Imageware Disclosure Schedules) or in any certificate or other document executed and delivered by Imageware pursuant to this Agreement is or becomes untrue or breached, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Imageware, or if Imageware fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within 20 days after receipt of written notice thereof;

     at any time prior to the Effective Date by Imageware if any representation or warranty of SDRC contained in this Agreement or in any certificate or other document executed and delivered by SDRC pursuant to this Agreement is or becomes untrue except as would not materially effect SDRC's or Subsidiary's ability to consummate the Merger and other transactions contemplated hereunder, or if SDRC fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within 20 days after receipt of written notice thereof;

     by SDRC or Imageware if the Merger shall not have been consummated by December 31, 1998, unless the failure to consummate the Merger by such date (i) shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement, or (ii) is due to the continuance of a waiting period or lack of an approval required under or an injunction or equivalent thereof entered based upon the HSR Act, in which case neither party may rely upon this
Section 17.1.4 to terminate this Agreement until the six month anniversary of the date of this Agreement.

     by Imageware, if there is an Acquisition Proposal which the Board of Directors in good faith determines would represent a financially superior transaction for the shareholders of Imageware as compared with the Merger and the Board of Directors determines that terminating this Agreement is required in order for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law;


     by Imageware, if the meeting of holders of Imageware Capital Stock called to approve this Agreement and the transactions contemplated hereby in accordance with Section 7.12 shall have been concluded without having obtained the vote of holders of Imageware Capital Stock sufficient for the requisite shareholder approval of this Agreement;

     by SDRC or Imageware, if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Merger and such order, judgement, decree, injunction or ruling shall have become final and nonappealable.

     Effect of Termination. In the event of a termination of this Agreement under Sections 17.1.1 or 17.1.7, each party hereto shall stand fully released and discharged of any and all obligations under this Agreement; provided, however, that Sections 17.2, 19.7 and 19.14 and Article XVIII shall survive the termination. In the event this Agreement is terminated for any other reason, the parties shall each be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity .


                         ARTICLE XVIII
            NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     Nondisclosure. The parties hereto recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain Confidential Information of one or more other parties that is valuable, special and unique assets of such other party's or respective businesses. Imageware and SDRC agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to their respective authorized representatives and (b) to their respective counsel and other advisers and (c) material customers of SDRC, provided that such advisers (other than counsel) and material customers of SDRC agree to the confidentiality provisions hereof, unless (i) such information becomes available to or known by the public generally through no fault of the party holding such Confidential Information of another party, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant hereto, the party holding such Confidential Information of another party shall, if possible, give prior written notice thereof to such other party with respect to which such Confidential Information pertains and provide such other party with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Merger or otherwise. Nothing herein shall be construed as prohibiting any party from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenant, the covenant may each be enforced against them by injunctions and restraining orders.

                        ARTICLE XIX
                       MISCELLANEOUS

     Entire Agreement, Modification and Waiver. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, representations and understandings, both written and oral, among the parties with respect to the subject matter hereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.


     Consents. Where any consent or waiver of SDRC, Subsidiary or the Surviving Corporation is required or requested hereunder, John
A. Mongelluzzo, Vice President, Secretary and General Counsel of SDRC, shall be the authorized person to provide any such consent or waiver. Where any consent or waiver of Imageware is required or requested hereunder, Lawrence A. Mueller, Chief Executive Officer and President of Imageware, shall be the authorized person to provide any such consent or waiver. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

     Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by SDRC, Subsidiary or the Surviving Corporation to a wholly owned subsidiary of SDRC; provided that any such assignment shall not relieve SDRC, Subsidiary or the Surviving Corporation of its obligations hereunder.

     Parties In Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

     Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Effective Date until expiration of the Escrow Period and all statements contained in any certificate, exhibit or closing delivery delivered by or on behalf of Imageware or SDRC pursuant to this Agreement shall be deemed to have been representations and warranties by Imageware or SDRC, as applicable.

     Governing Law. This agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of Ohio.

     Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

     Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

     Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or (ii) if delivered by mail, upon receipt by the party to whom notice is sent by mail, postage prepaid, certified or registered, return receipt requested, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

          If to SDRC or
          Subsidiary:         Structural Dynamics Research
                              Corporation
                              2000 Eastman Drive
                              Milford, Ohio 45150
                              Fax No.: (513) 576-2049
                              Attn.: Thomas F. Eberle, Esq.

          with a copy to:     Dinsmore & Shohl LLP
                              1900 Chemed Center
                              255 East Fifth Street
                              Cincinnati, Ohio 45202
                              Fax No.: (513) 977-8141
                              Attn: Charles F. Hertlein, Jr., Esq.

          If to Imageware:    Imageware Corp.
                              121 West Washington, Suite 400
                              Ann Arbor, Michigan 48104
                              Fax No.: (734) 994-9135
                              Attn: Larry A. Mueller

          with a copy to:     Baker & McKenzie
                              One Prudential Plaza
                              130 East Randolph Drive
                              Chicago, Illinois 60601
                              Fax No.: (312) 861-2899
                              Attn: Philip F. Suse

     Choice of Forum. Each of the parties hereto shall be subject to the in personam jurisdiction of any state or federal court located in Hamilton County, State of Ohio.

     No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 19.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as expressly limited in Article XV, no remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees) incurred in connection with the transactions contemplated herein.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

     IMAGEWARE CORP.

     By:/S/____________________________

     Its:______________________________


     SDRC ACQUISITION CORPORATION


     By:/S/____________________________

     Its:______________________________

     STRUCTURAL DYNAMICS RESEARCH CORPORATION

     By:/S/____________________________

     Its:______________________________